Exhibit 99.2

Hi {fname}! This is {agent_first_name} with Alliance Advisors, on behalf of your investment with Standard BioTools, Inc., and the Board of Directors.

Standard BioTools Inc.’s Special Meeting of Stockholder is fast approaching, and according to our records we have not received your vote.

As previously announced by The Company, Standard BioTools Inc. have entered into an Agreement and Plan of Merger with SomaLogic, Inc. and the Merger cannot be consummated unless the stockholders of Standard BioTools, Inc. approve the foregoing proposals.

To review the meeting proposals please click the following link.

https://www.sec.gov/Archives/edgar/data/1162194/000110465923122872/tm2327944-8_424b3.htm

To prevent any additional mailings or phone calls, please contact us at 1-800-574-5969 or vote using the link below.

[Individual Link here]

Thanks.